Exhibit 10.6
December 7, 2006
Tom Lynch, President
Siouxland Ethanol, LLC
1501 Knox Boulevard
Jackson, NE 68743
     Re: Siouxland Ethanol, LLC Expansion
Dear Tom:
     This letter of intent will confirm our discussions regarding the proposed terms and conditions under which Fagen, Inc. (“Fagen”) will enter into exclusive negotiations with Siouxland Ethanol, LLC (“Owner”) to implement the transaction described in Paragraph 1 below (the “Transaction”). (Fagen and Owner are referred to herein individually as a “Party” and collectively as the “Parties”). This letter will constitute a letter of intent between us (the “Letter of Intent”) if (a) this letter is executed and returned by you by December 11, 2006, and (b) the Commitment Fee described in Paragraph 5 below is paid within ten (10) days of your execution of this letter.
     The Parties agree to effect the Transaction subject only to the execution and delivery (in each case in a form satisfactory to Fagen) of a definitive Design-Build Expansion Agreement and other ancillary instruments and agreements (the “Transaction Documents”). The Parties agree that Transaction Documents must be executed and delivered by the parties thereto no later than December 31, 2007 (the “Closing Date”) or this Letter of Intent will terminate by its terms in accordance with Paragraph 11(a) hereof.
1.	The Transaction. The Parties agree that the Transaction will consist of the following:
(a)	Fagen agrees to provide Owner with those services as described in this Letter of Intent which are necessary for Owner to develop a detailed description of a fifty (50) million gallons per year (“MGY”) expansion, including production modifications, but not including any grains or distiller’s grains shipping and receiving modifications or any ethanol storage or ethanol loadout modifications or pile caps, (the “Expansion”), to its existing fifty (50) MGY dry grind ethanol production facility located at Jackson, Nebraska (the “Plant”) and to establish a price for which Fagen would provide design, engineering, procurement of equipment and construction services for the Expansion. The description of the Expansion will be sufficiently detailed to permit an analysis of the Owner’s lump-sum cost to develop the Expansion and to develop an economic pro forma sufficient to determine if the Expansion can be financed. Owner acknowledges

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

that Fagen has no control over cost of labor, materials, equipment, or services furnished by others, over other contractors’ methods of determining prices, or other competitive bidding or market conditions. Fagen’s estimates of project construction cost will be made on the basis of its experience and qualifications and will represent Fagen’s best judgment as experienced and qualified professionals familiar with the construction industry. Fagen does not guarantee that proposals, bids, or actual construction cost will not vary from its estimates of project cost and Owner acknowledges the same.

(b)	Fagen will also provide Owner with conceptual design and technical information required to support Owner’s application for a construction air permit prior to the commencement of Plant Construction.

(c)	If Owner determines that the Expansion is economically feasible and desires to proceed with the development of the Expansion, then Owner agrees to enter into a Lump Sum Design-Build contract with Fagen for the design, procurement of equipment and construction of the Expansion (the “Design-Build Expansion Agreement”).

(d)	Owner agrees that the Design-Build Expansion Agreement will be Fagen’s chosen form of Design-Build Expansion Agreement and will contain among other things, those terms and conditions set forth in the General Terms and Conditions section of this Letter of Intent.
2.	Contract Price. Owner shall pay Fagen Fifty-six Million Eight Hundred Seventy-five Thousand Four Hundred Thirty-three Dollars ($56,875,433.00) (the “Contract Price”) as full consideration to Fagen for complete performance of the services described in the Design-Build Expansion Agreement and all costs incurred in connection therewith.
(a)	The Contract Price shall not include any costs related to sales tax on process equipment, union labor or prevailing wage requirements. If any action by Owner, a change in Applicable Law, or a Governmental Authority (as those terms are defined in the Design-Build Expansion Agreement) acting pursuant to a change in Applicable Law, shall require Fagen to pay sales tax, employ union labor or compensate labor at prevailing wages, the Contract Price shall be adjusted upwards to include any increased costs associated with such tax, labor or wages. Such adjustment shall include, but not be limited to, anticipated taxes, increased labor, subcontractor, and material and equipment costs resulting from any union or prevailing wage requirement; provided, however, that if an option is made available to either employ union labor, or to compensate labor at prevailing wages, such option shall be at Fagen’s sole discretion and that if such option is executed by Owner without Fagen’s agreement, Fagen shall have the right to terminate this Letter of Intent or the Design-Build Expansion Agreement, as

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

applicable, and receive compensation pursuant to Paragraph 4(c) hereof or the terms of the Design-Build Expansion Agreement, whichever is applicable.
(b)	If the Construction Cost Index published by Engineering News-Record Magazine (“CCI”) for the month in which a Notice to Proceed is. given to Fagen is greater than 7882.53 (October 2006), the Contract Price shall be increased by a percentage amount equal to the percentage increase in CCI.

(c)	Due to rapidly accelerating costs of certain specialty materials required for Plant Construction, in addition to any adjustment provided for in Paragraph 2(b) hereof, Fagen shall also add a surcharge to the Contract Price of one half of one percent (0.50%) for each calendar month that has passed between October 2006 and the month in which a valid Notice to Proceed is given to Fagen. By way of example, if a valid Notice to Proceed is given one year after October 2006 and the CCI has increased two percent (2%) over such period of time, the total adjustment to the Contract Price shall be two percent (2%) in accordance with Paragraph 2(b) plus one half of one percent (0.50%) for each of the twelve months from October 2006 to the delivery of a valid Notice to Proceed in accordance with this paragraph, for a total adjustment of eight percent (8%).
3.	General Terms and Conditions. The consummation of the Transaction will be subject to the Design-Build Expansion Agreement containing the following conditions:
(a)	Fagen will have no responsibility for and will not perform any site preparation work. Owner’s site responsibilities will include, but will not be limited to:
i.	Obtaining land and legal authority to use the site for its intended purpose;

ii.	site grading including soil stabilization and the costs connected therewith;

iii.	final grading, seeding, and mulching;

iv.	site security, including any site fencing;

v.	procuring boundary and topographic surveys;

vi.	procuring soil borings and geotechnical reports;

vii.	obtaining all operating permits, including any fees, bonding, and required testing;

viii.	obtaining storm water runoff permit;

ix.	obtaining any necessary pollutant elimination discharge permit;

x.	obtaining a natural gas supply and service agreement and providing all gas piping to the use points, providing burner tip pressures as specified by Fagen, and supplying a digital flowmeter;

xi.	securing temporary and permanent electrical service, including all infrastructure design and installation for any line/service extensions, substation, primary feed and metering system, and on-site electrical distribution system up to and including the service transformers;

xii.	supplying a water source, storage, and water supply lines of appropriate

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

quality and quantity;

xiii.	paying for a water pre-treatment system should the project require such a system, the cost of which is not included in the Contract Price, and which shall be provided by Fagen pursuant to a separate side-letter agreement executed by Owner and Fagen at Fagen’s standard time plus material rates during the relevant time period and at the relevant locale;

xiv.	providing wastewater discharge piping, septic tank and drainfield or connect to a municipal system as required for the sanitary sewer requirements of the Expansion;

xv.	providing and maintain required ditches and permanent roads;

xvi.	constructing, furnishing, and equipping the administration building;

xvii.	providing maintenance and power equipment and spare parts;

xviii.	providing all rail design, engineering, and construction, including any railroad permits or approvals;

xix.	supplying drawings of rail system and administration building to Fagen; and

xx.	paying for the required fire protection system for the Plant, the cost of which is not included in the Contract Price, and which shall be provided by Fagen pursuant to a separate side-letter agreement executed by Owner and Fagen at Fagen’s standard time plus material rates during the relevant time period and at the relevant locale.
(b)	Owner will enter into a Pre-Engineering Services Agreement with Fagen Engineering, LLC. The Pre-Engineering Services Agreement provides for Fagen Engineering, LLC to commence work on the Phase I and Phase II engineering for the Expansion project as set forth therein. The Phase I engineering shall consist of engineering and design of the Expansion site and shall include: property layout; grading, drainage and erosion control plan drawings; roadway alignment drawings; culvert cross sections and details; and seeding and landscaping, if required. The Phase II engineering shall consist of engineering and design of site work and utilities for the Expansion, all within the property line of the Expansion, including: property layout; site grading and drainage drawings; roadway alignment; all utility layout including fire loop, potable water, well water if applicable, sanitary sewer, utility water blowdown, and natural gas; geometric layout; site utility piping tables; tank farm layout; tank farm details; sections and details drawing, if required, and miscellaneous details drawing, if required. Owner will pay Fagen Engineering, LLC Ninety-two Thousand Five Hundred Dollars ($92,500.00) for such engineering services pursuant to the terms of that agreement, the full amount of which shall be included in and credited to the Contract Price. Notwithstanding the foregoing sentence, if a Notice to Proceed is not issued pursuant to the terms of the Design-Build Expansion Agreement, or Financial Closing is not obtained, then Fagen Engineering, LLC shall keep the full amount paid under the Pre-Engineering Services Agreement as compensation for the services provided thereunder.

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

(c)	Fagen will provide reasonable assistance to Owner in obtaining Owner’s permits, approvals and licenses.

(d)	Owner will provide: surveys describing the property’s boundaries; geotechnical studies describing subsurface conditions; temporary and permanent easements, zoning and other requirements and encumbrances to enable Fagen to perform the work; a legal description of the site; as-built and record drawings of any existing structures; environmental studies, reports, and statements describing the environmental conditions, including hazardous conditions at the site.

(e)	Owner will be responsible for securing and executing all necessary real estate agreements to secure the site and is responsible for all costs incurred in obtaining those agreements.

(f)	Fagen may subcontract portions of the work.

(g)	Fagen will provide up to two (2) weeks of training for Owner’s employees and, if applicable, Owner’s Operator’s employees required for the operation and maintenance of the Expansion.

(h)	Fagen shall coordinate with Owner the timely and full integration of installation and start-up of the Expansion into the Plant so as to coincide as much as possible with the periods of non-operation (whether scheduled or otherwise) of the Plant. Fagen shall perform all services reasonably necessary to fully integrate the Expansion into the Plant so that the Expansion operates in accordance with the Transaction Documents and maintains the Performance Guarantee Criteria.

(i)	Fagen shall use its best efforts to minimize any interruption to the Plant resulting from the design, construction, and integration of the Expansion. However, Fagen makes no guarantees as to, and shall not be held liable for, any effect the design, construction, and integration of the Expansion shall have on the performance of the Plant during Fagen’s performance of the services provided pursuant to the Design-Build Expansion Agreement.

(j)	Owner must obtain Financial Closing prior to the issuance of a Notice to Proceed.

(k)	Owner will pay all reasonable costs incurred by Fagen for frost removal so that winter construction can proceed. Such costs will be in addition to, and not included in, the Contract Price.

(l)	Fagen will utilize certain proprietary property and information of ICM, Inc., a Kansas corporation (“ICM”), in the design and construction of the project, and may incorporate proprietary property and information of ICM into the project.

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

Owner’s use of the proprietary property and information of ICM shall be governed by the terms and provisions of a license agreement between Owner and ICM which shall be attached as an exhibit to the Design-Build Expansion Agreement. Owner will be responsible for negotiating any requested changes to the ICM license directly with ICM, not Fagen.

(m)	All drawings, specifications, calculations, data, notes and other materials and documents, including electronic data furnished by Fagen to Owner under the Design-Build Expansion Agreement (“Work Product”) will be instruments of service and Fagen will retain the ownership and property interests therein, including copyrights thereto.

(n)	Upon payment in full under the Design-Build Expansion Agreement, Fagen will grant Owner a limited license to the Work Product for use solely in connection with the operation, maintenance, and repair of the Plant. The limited license will not permit Owner to use the Work Product in connection with any expansion or enlargement of the Plant, however, nothing in the limited license granted to Owner is intended to limit Owner’s use of the Plant’s actual production capability as built.

(o)	Work will commence following receipt of Owner’s written valid notice to proceed (“Notice to Proceed”). The Notice to Proceed cannot be given until (1) the Owner has title to the real estate on which the project will be constructed; (2) the site work required of Owner is completed; (3) the air permit(s) and/or other applicable local, state or federal permits necessary for construction to begin have been obtained; (4) Owner has obtained Financial Closing; (5) if applicable, Owner executes a sales tax exemption certificate and provides to Fagen; (6) Owner provides the name of its property/all-risk insurance carrier and the specific requirements for fire protection; (7) Owner has provided an insurance certificate or copy of insurance policy demonstrating that Owner has obtained builder’s risk insurance; and (8) Fagen has provided Owner written notification of its acceptance of the Notice to Proceed, provided that Fagen shall not be required to accept the Notice to Proceed prior to October 22, 2007. If Owner has not fulfilled its requirements for the issuance of a Notice to Proceed as set forth in this Paragraph 3(o) by the date referenced in item number 8 of this Paragraph, Fagen may, at its sole option, terminate the Design-Build Expansion Agreement, thus releasing Fagen of all obligations.

(p)	“Substantial Completion” will be the date on which the Expansion construction has been completed to a point that the Expansion is ready to grind the first batch of corn for producing ethanol and begin operation for its intended use as a fifty (50) MGY dry grind ethanol production facility. No production capacity is guaranteed on the Substantial Completion date, but the Expansion is largely completed as of that date.

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

(q)	Substantial Completion will occur within Five Hundred and Forty-Five (545) days after the date of the Notice to Proceed.

(r)	Fagen will be entitled to an early completion bonus of Ten Thousand Dollars ($10,000.00) for each day that Substantial Completion occurs in advance of Three Hundred Ninety (390) days (“Early Completion Bonus”). The Early Completion Bonus is earned for achieving Substantial Completion early, but is not due until the final payment.

(s)	“Final Completion” will be achieved once Owner reasonably determines that: Substantial Completion has been achieved; any outstanding amounts owed by Fagen to Owner have been paid; remaining items of work have been completed; clean-up of the site has been completed; all permits required to have been obtained by Fagen have been obtained; certain information including an affidavit stating that there are no outstanding liens, a release from further compensation, consent to final payment, and a hard copy of the as-built plans (which will remain Work Product) has been provided to Owner; releases and waivers of all claims and liens from Fagen and subcontractors have been provided; and the Performance Tests have been successfully completed. Final Completion will occur no more than ninety (90) days after the actual Substantial Completion date. The 90-day period between Substantial Completion and Final Completion will be tied directly to actual Substantial Completion. By way of example, if Substantial Completion is achieved 10 days early, then the 90-day period to Final Completion would begin on that earlier date.

(t)	Fagen will demonstrate certain performance guarantee criteria through performance testing performed following Substantial Completion but prior to Final Completion (“Performance Tests”). Air permit testing shall be done by a third party contractor retained by Owner.

(u)	Owner will take control of the Expansion after completion and acceptance of the Performance Tests. The Performance Tests will be completed by Owner’s personnel under Fagen’s direction.

(v)	Fagen will pay liquidated damages at a daily amount of Ten Thousand Dollars ($10,000.00) for each day past 90 days after Substantial Completion that Final Completion is not attained. Fagen’s liability for liquidated damages shall be capped at and shall not exceed Five Hundred Thousand Dollars ($500,000).

(w)	The aggregate liability of Fagen, its Subcontractors, vendors, suppliers, agents and employees, to Owner (or any successor thereto or assignee thereof) for any and all claims and/or liabilities arising out of or relating in any manner to the work or to Fagen’s performance or non-performance of its obligations under the Design-

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

Build Expansion Agreement, whether based on contract, tort (including negligence), strict liability, or otherwise, shall not exceed in the aggregate, the Contract Price and shall be reduced, upon the issuance of each Application for Payment, by the total value of such Application for Payment; provided, however, that upon the earlier of Substantial Completion or such point in time that requests for payment pursuant to the Design-Build Expansion Agreement have been made for ninety percent (90%) of the Contract Price, Fagen’s aggregate liability shall be limited to the greater of (1) Ten Percent (10%) of the Contract Price or (2) the amount of insurance coverage available to respond to the claim or liability under any policy of insurance provided by Fagen under the Design-Build Expansion Agreement.

(x)	The warranty period for work completed pursuant to the Design-Build Expansion Agreement will extend for one year past Substantial Completion. The Warranty will not apply to defects caused by abuse, alterations, or failure to maintain the work by persons other than Fagen or anyone for whose acts Fagen may be liable. The warranty period will be extended one day for each day that such part of the work repaired under such warranty is malfunctioning or not in conformance with project requirements provided that Owner must report such non-conformance or malfunction within seven (7) days of the appearance of such non-conformance or malfunction.

(y)	Owner will pay Fagen a mobilization fee in the amount of Five Million Dollars ($5,000,000.00) as soon as possible following the execution of the Design-Build Expansion Agreement, and at the latest, at the earlier to occur of financial closing or the issuance of a Notice to Proceed.

(z)	Fagen will request payment and Owner will pay Fagen in accordance with the following procedures:
i.	Fagen will submit to Owner a request for payment (an “Application for Payment”) on or before the twenty-fifth (25th) day of each month following the acceptance of Notice to Proceed. Along with each Application for Payment, Fagen will submit to Owner signed lien waivers for the work included in the Application for Payment submitted for the immediately preceding pay period and for which payment has been received.

ii.	The Application for Payment will constitute Fagen’s representation that the work has been performed consistent with the Transaction Documents and has progressed to the point indicated in the Application for Payment. No additional documentation will be provided to Owner in support of the Application for Payment. The work completed at the site and the comparison of the Application for Payment against the Schedule of Values shall provide sufficient substantiation to Owner of the accuracy of the

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

Application for Payment. The Schedule of Values subdivides the work into its respective parts, includes values for all items comprising the work, and serves as the basis for the monthly progress payments.

iii.	The Application for Payment may request payment for equipment and materials not yet incorporated into the .project only if Owner is reasonably satisfied that the materials and equipment are suitably stored at the site or elsewhere and are protected by suitable insurance. Upon payment, Owner will receive title to such equipment and materials.

iv.	Owner shall make payment within ten (10) days of receipt of the Application for Payment. Failure to make such payment will result in the accrual of interest at a rate of eighteen percent (18%) per annum commencing five (5) days after the payment is due. Failure to make such payment, except if due to appropriate withholding of payment due to a good faith dispute, entitles Fagen to stop work.

v.	If Owner wishes to dispute any portion of the Application for Payment, Owner must notify Fagen in writing at least five (5) days prior to the date payment is due. Such notice must state the specific amounts Owner intends to withhold, the reasons and contractual basis for withholding, and the specific measures Fagen must take to rectify Owner’s concerns. Regardless of a dispute as to a portion of the Application for Payment, Owner must pay all undisputed amounts by the payment due date.

vi.	Retainage on progress payments made pursuant to the Design-Build Expansion Agreement will be capped at five percent (5%) of the total price. Owner will retain ten percent (10%) of each payment up to a maximum of five percent (5%) of the total Contract Price. Once five percent (5%) of the total price has been retained, Owner will not retain any additional amounts from subsequent payments. Owner will release retainage, less the amount equal to the value of subcontractor lien waivers not yet obtained, upon completion of the Performance Tests.

vii.	Upon Final Completion, Fagen will deliver to Owner a request for final payment. Owner will make the final payment within 30 days after the receipt of such request. Owner’s failure to make Final Payment will void any and all warranties, whether express or implied, provided by Fagen pursuant to the Design-Build Expansion Agreement.
(aa)	Fagen will not be responsible for any hazardous condition encountered at the site and may stop work in an affected area until such hazardous condition is removed by Owner.

(bb)	Fagen will not be responsible for differing site conditions including concealed or latent physical conditions or subsurface conditions and will be entitled to a price adjustment to the Contract Price to the extent that its cost and/or time of performance is adversely impacted by the differing site conditions.

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

(cc)	“Force Majeure Events” shall mean any cause or event beyond the reasonable control of, and without the fault or negligence of a Party claiming Force Majeure, including, without limitation, an emergency, floods, earthquakes, hurricanes, tornadoes, adverse weather conditions not reasonably anticipated or acts of God; sabotage; vandalism beyond that which could reasonably be prevented by a Party claiming Force Majeure; terrorism; war; riots; fire; explosion; blockades; insurrection; strike; slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group); economic hardship or delay in the delivery of materials or equipment that is beyond the control of a Party claiming Force Majeure, and action or failure to take action by any governmental authority after the effective date of the Design-Build Expansion Agreement (including the adoption or change in any rule or regulation or environmental constraints lawfully imposed by such governmental authority), but only if such requirements, actions, or failures to act prevent or delay performance; and inability, despite due diligence, to obtain any licenses, permits, or approvals required by any governmental authority.

(dd)	If Fagen is delayed at any time in the commencement or progress of the work due to a delay in the delivery of, or unavailability of, essential materials or labor to the project as a result of a significant industry-wide economic fluctuation or disruption beyond the control of and without the fault of Fagen or its subcontractors which is experienced or expected to be experienced by certain markets providing essential materials, equipment, or labor to the project during the performance of the work and such economic fluctuation or disruption adversely impacts the price, availability, and delivery timeframes of essential materials and equipment (such event an “Industry-Wide Disruption”). Fagen shall be entitled to an equitable extension of the Contract Time on a day-for-day basis equal to such delay and an equitable adjustment to the Contract Price. The Owner and Fagen shall undertake reasonable steps to mitigate the effect of such delays. Notwithstanding any other provision to the contrary, Fagen shall not be liable to the Owner for any expenses, losses or damages arising from a delay, or unavailability of, essential materials or labor to the project as a result of an Industry-Wide Disruption.
4. Exclusivity, No Solicitation or Negotiations.
(a)	Neither Owner, nor its affiliates, shareholders, members or other equity owners, or their officers, representatives, agents or employees will solicit or negotiate, directly or indirectly, with any third party to obtain the services contemplated by this Letter of Intent.

(b)	During the term of this Letter of Intent the Owner agrees that Fagen will have the exclusive right to provide to Owner the services contemplated by the Letter of

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

Intent. Owner will not disclose any information related to this Letter of Intent to a competitor or prospective competitor of Fagen.

(c)	Should Owner choose not to develop the project or to develop or pursue a relationship with a company other than Fagen to provide the preliminary engineering or design-build services for the project, then Owner will reimburse Fagen for all expenses Fagen has incurred in connection with the project based upon Fagen’s standard rate schedule plus all third party costs incurred from the date of this Letter of Intent. Such expenses include, but are not limited to, labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage.

(d)	In the event Fagen’s services are terminated by Owner, title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information, will remain with Fagen and any copies thereof will be returned to Fagen.

(e)	Owner acknowledges that the technical data provided by Fagen under this Letter of Intent is preliminary and may not be suitable for construction. Owner agrees that any use of such technical data following termination of Fagen’s services will be at Owner’s sole risk.
5.	Commitment Fee. Immediately upon the execution of this Letter of Intent, Owner shall pay Fagen Five Hundred Thousand Dollars ($500,000.00) as a non-refundable commitment fee (“Commitment Fee”). The Commitment Fee will be credited against the Contract Price upon the occurrence of: (i) the execution of the Transaction documents; and (ii) timely acceptance of Notice to Proceed pursuant to the Design-Build Expansion Agreement. If Owner chooses not to proceed with the Expansion or the Transaction Documents are not executed and delivered by the Closing Date or Owner fails to provide a timely Notice to Proceed pursuant to the Design-Build Expansion Agreement, Fagen shall retain the full amount of the Commitment Fee and Owner shall not be entitled to any refund or credit. Should Owner fail to pay the Commitment Fee within ten (10) days of the execution of this Letter of Intent, this Letter of Intent shall terminate and Fagen shall have the right to receive compensation pursuant to Paragraph 4(c) hereof.

6.	Confidentiality. Owner will hold in confidence and will use only for the purposes of completing the Transaction any and all confidential information disclosed to it except that Owner may disclose confidential information to its lenders, lenders’ agents, prospective investors, advisors and/or consultants as may be reasonably necessary to enable them to advise Owner on the Transaction, provided that any party to whom confidential information is disclosed is informed of the existence of this confidentiality obligation and agree to be obligated to keep such information confidential. The term “confidential information” will

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

mean (i) any and all information concerning the Transaction, including that Fagen and Owner are negotiating the consummation of the Transaction, and (ii) all information which Owner, directly or indirectly, may acquire from Fagen, but confidential information will not include information falling into any of the following categories:
(a)	information that, at the time of disclosure hereunder, is in the public domain;

(b)	information that, after disclosure hereunder, enters the public domain other than by breach of this Agreement or the obligation of confidentiality;

(c)	information that, prior to disclosure hereunder, was already in the Owner’s possession, either without limitation on disclosure to others or subsequently becoming free of such limitation;

(d)	information obtained by the Owner from a third party having an independent right to disclose this information; and

(e)	information that is available through discovery by independent research without use of or access to the confidential information acquired from Fagen.
Owner’s obligation to maintain confidential information in confidence will be deemed performed if Owner observes with respect thereto the same safeguards and precautions which Owner observes with respect to its own confidential information of the same or similar kind. It will not be deemed to be a breach of the obligation to maintain confidential information in confidence if confidential information is disclosed upon the order of a court or other authorized governmental entity, or pursuant to other legal requirements. However, if Owner is required to file the Transaction Documents or a portion thereof with a governmental entity, it agrees that it will not do so without first informing Fagen of the requirement and seeking confidential treatment of the Transaction Documents prior to filing the documents or a portion thereof. Owner’s confidentiality obligations under this section shall survive the expiration or termination of this Letter of Intent and shall be a legally binding obligation of Owner for five (5) years following the later to occur of termination of this Letter of Intent or completion of the Expansion contemplated by the Transaction Documents.
7.	Publicity. Neither Owner nor any of its affiliates, shareholders, subcontractors, or vendors or their officers, representatives, agents and employees will issue any press or publicity release or otherwise release, distribute, announce, or disseminate any information for publication concerning the Transaction, the existence of the negotiations among Fagen and Owner, the participation of Fagen in the Transaction, or any other matter affecting Fagen hereunder, without the prior written consent of Fagen, which consent may be withheld for any reason, except where such press or publicity release is required by order of a court or necessary or appropriate under the rules or regulations of any governmental agency.

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

The Parties will jointly agree on the timing and content of any public disclosure by Owner, including but not limited to, press releases, relating to Fagen’s involvement in Owner’s project, and no such disclosure will be made without Fagen’s consent and approval, except as may be required by applicable law.

8.	Disclaimer of Consequential Damages. In no event will either Fagen or Owner be liable to the other pursuant to this Letter of Intent, or for activities conducted under this Letter of Intent, under any theory of recovery for any indirect, special, incidental or consequential damages (including, without limitation, loss of revenues or profits, loss of use, cost of replacement, cost of capital and claims of customers, interest charges, or increased costs of nature whatsoever).

9.	Legal Effect. Although this Letter of Intent does not contain all matters upon which agreement must be reached in order for the Transaction to be consummated, Fagen and Owner wish to set forth, prior to the execution of the Transaction Documents, their mutual agreement as to the material terms and conditions of the Transaction. Each Party agrees to negotiate in good faith towards entering into the written, definitive and legally binding Transaction Documents containing, among other terms and conditions, those terms and conditions set forth in this Letter of Intent including, without limitation, those terms set forth in Paragraphs 2 and 3 hereof; provided, however, that except as specifically identified and set forth herein, nothing in this Agreement shall be read to promise, guarantee, or otherwise secure on Owner’s behalf any specific construction start date with respect to the Plant including but not limited to any pour concrete date, scheduling slots or dates for the delivery of design packages or to entitle Owner to any rights, privileges, or claims with respect thereto or any right, privilege, or claim to any place on Fagen’s construction schedule. Notwithstanding the foregoing, the provisions of this Paragraph and of Paragraphs 1, 4, 5, 6, 7, 8, 11, 12, 14, 17 and 18 hereof are agreed to be legally binding obligations of the Parties upon the execution and acceptance of this Letter of Intent.

10.	Negotiation of Definitive Agreements. The Transaction Documents will contain reasonable terms and conditions regarding releases, payment obligations, cooperation as to tax planning and structuring, other financial matters, legal opinions, confidentiality, limitations of liability, assignment, breach, dispute resolution, events of default, remedies, representations, warranties, indemnifications and other provisions customary for similar transactions. Time is of the essence in the performance of this Letter of Intent in all respects.

11.	Termination. This Letter of Intent will terminate on December 31, 2007 unless the basic size and design of the Expansion have been determined and mutually agreed upon, a specific site or sites have been determined and mutually agreed upon, and at least 10% of the necessary equity has been raised. This date may be extended upon mutual written agreement of the Parties. Furthermore, unless otherwise agreed to by the Parties, this Letter of Intent will terminate:

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

(a)	at the option of either Fagen or Owner if the Design-Build Expansion Agreement is not completed and executed by Closing Date; or

(b)	upon the execution and delivery of the Transaction Documents.
12.	Governing Law. This Letter of Intent and Transaction are governed by, and will be construed and interpreted in accordance with the laws of the State of Minnesota, without regard to any conflicts of law or choice of law rules.

13.	Expenses. Except as set forth in Paragraph 4(c) above, unless otherwise agreed by Fagen and Owner, each Party will bear its own expenses in connection with the negotiation and execution of definitive documentation for the transactions contemplated herein.

14.	Indemnification. Each Party will indemnify, defend and hold harmless the other Party and its respective agents, servants, officers, directors, employees and affiliates from and against any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ and consultants’ fees and disbursements), penalty or fine incurred in connection with any claim or cause of action arising from or in connection with this Letter of Intent to the extent caused by the negligence, misrepresentation, fraud, fault or misconduct of the indemnifying Party.

15.	Assignability; Binding Effect; Benefit. This Letter of Intent will inure to the benefit of and be binding upon the Parties and their respective successors and assigns. Nothing in this Letter of Intent, either expressed or implied, is intended to confer on any person other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Letter of Intent. Neither Fagen nor Owner shall, without the written consent of the other, assign or transfer this Letter of Intent. Any sale, transfer, or disposition by Owner of over fifty percent (50%) of its assets or any sale, transfer, or disposition of more than fifty percent (50%) of Owner to any single entity by one or more entities holding interest in Owner shall be deemed an assignment subject to this paragraph. Notwithstanding any consent granted by Fagen to any assignment, Owner shall remain jointly liable for any failure of any assignee to fulfill its obligations under this Letter of Intent, including but not limited to any payment and confidentiality obligations established hereunder.

16.	Further Action. Each Party agrees to execute and deliver all further instruments, legal opinions and documents, and take all further action not inconsistent with the provisions of this Letter of Intent that may be reasonably necessary to complete performance of the Parties’ obligations hereunder and to effectuate the purposes and intent of this Letter of Intent.

17.	Amendments. The Parties agree that this Letter of Intent may be modified only by written agreement by the Parties.

18.	Integration; Letter of Intent. This Letter of Intent represents the entire understanding

Siouxland Ethanol, LLC
Expansion Letter of Intent
December 7, 2006

between the Parties in relation to the subject matter hereof, and supersedes any and all previous agreements, arrangements or discussions between the Parties (whether written or oral) in respect of the subject matter hereof. No change, amendment or modification of this Letter of Intent will be valid or binding upon the Parties unless such change, amendment or modification will be in writing and duly executed by both Parties.
19.	No Representation, Warranties or Covenants. Notwithstanding anything contained herein to the contrary, Fagen is not making any representation, warranty or covenant of any kind with respect to any design, engineering or construction scheduling, or with respect to projections, estimates or budgets heretofore delivered to or made available to Owner of future revenues, expenses or expenditures, future results of operations (or any component thereof) or the future business and operations of the Owner, nor any other commitments or assurances except as may be provided in the Transaction Documents.

20.	Counterparts. This Letter of Intent may be executed in one or more counterpart, each of which when so executed and delivered will be deemed an original, but all of which taken together constitute one and the same instrument. Signatures which have been affixed and transmitted by facsimile or other electronic means will be binding to the same extent as an original signature, although the Parties contemplate that a fully executed counterpart with original signatures will be delivered to each Party.
     If the foregoing terms accurately reflect your understanding of our discussions and are acceptable to you, please sign and return the enclosed counterpart of this Letter of Intent to the attention of Becky Dahl at Fagen.

Yours sincerely,

Fagen, Inc.

/s/ Roland “Ron” Fagen By: Roland “Ron” Fagen
Title: President and CEO
Accepted and agreed to this ___
day of 11 Nov., 2006.
Siouxland Ethanol, LLC

/s/ Tom Lynch By: Tom Lynch
Title: President